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                       EXHIBIT 23.2 - AUDITORS CONSENT


                       CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration Statement (Form S-3, No. 33-57894 pertaining to the registration of shares of Common Stock of Systemed Inc., and in the Registration Statements (Form S-8,
No. 33-21811, Post-effective Amendment No. 1, Form S-8, No. 33-21812, Post-effective Amendment No. 1 and Form S-8, No. 33-41026) pertaining to the Employee and Non-Qualified Stock Option Plans and Stock Purchase Plan of Systemed Inc., and in the related Prospectuses of our report dated February 17, 1995, except for Note 10, as to which the date is March 29, 1995, with respect to the consolidated financial statements and schedules of Systemed Inc. included in this Annual Report (Form 10-K) for the year ended
December 31, 1994.



                                                ERNST & YOUNG, LLP

Orange County, California
March 29, 1995